Exhibit 99.1

[THE FIRST OF LONG ISLAND CORPORATION LETTERHEAD]

February 7, 2007	For More Information Contact: Mark D. Curtis, Senior Vice President and Treasurer (516) 671-4900, Ext. 556

PRESS RELEASE IMMEDIATE

THE FIRST OF LONG ISLAND CORPORATION ANNOUNCES 2006 EARNINGS

Glen Head, New York, February 7, 2007 – In 2006, the Corporation earned $2.90 per share versus $3.10 last year. For the fourth quarter of 2006, the Corporation earned $.71 per share versus $.75 for the same quarter last year.

Earnings for 2006 include a charge for stock-based compensation expense of three cents per share recorded pursuant to the Corporation’s adoption of Statement of Financial Accounting Standards No. 123 “Share-Based Payment.” Earnings for 2005 include a net credit of twelve cents per share related to several nonroutine items, namely a refund of real estate taxes previously paid, the termination of a post retirement benefits program, a reduction in taxes accrued with respect to the Bank’s investment subsidiary, one large commercial mortgage prepayment fee and a $575,000 severance payment. Earnings for 2006 and 2005 include securities loss program charges of ten and eleven cents per share, respectively. While securities loss programs adversely impact current earnings, they improve the Corporation’s future prospects because they entail selling lower yielding securities at a loss and using the resulting proceeds to buy securities or make loans with better yields or reduce borrowings that have a cost higher than the yield on the securities sold.

Earnings for 2006 were positively impacted by growth in all major categories of loans. Overall loan growth was $69.0 million, or 18.1%, consisting of growth in commercial mortgages of $30.6 million, or 28.5%, home equity loans of $13.7 million, or 25.6%, traditional residential mortgage loans of $13.7 million, or 8.5%, and commercial and industrial loans of $8.1 million, or 17.2%. The loan growth occurred as management used funds from deposit growth and securities runoff to increase the size of the Bank’s loan portfolio and thereby improve its current and future earnings prospects. At December 31, 2006, loans represent 49.6% of total interest-earning assets and 54.5% of total deposits versus 42.3% and 48.3%, respectively, last year. Even after considering the significant loan growth, management believes that the credit quality of the Bank’s loan portfolio continues to be excellent.

Increased market interest rates and better yielding securities purchased in connection with the 2005 securities loss program also contributed to earnings for 2006. When taken together with loan growth, these items largely account for a 70 basis point increase in the overall yield on interest-earning assets and a resulting increase in net interest income on those interest-earning assets funded by checking deposits and capital. As a significant offset, net interest spread declined by 32 basis points resulting in a decrease in net interest income on those interest-earning assets funded by interest-bearing liabilities. Net interest spread declined because the yield curve flattened and then inverted as short-term interest rates increased significantly and intermediate and longer-term interest rates increased by lesser amounts. The increase in short-term interest rates drove up the Bank’s cost of deposits and the lesser increases in intermediate and longer-term interest rates limited the additional earnings that could be realized by the Bank on the repricing of loans and reinvestment of cash flows from the loan and investment portfolios. Net interest spread was also negatively impacted by increased competition for loans and deposits in the Bank’s market area which put upward pressure on deposit pricing, downward pressure on loan pricing and made core deposit growth more difficult. With upward pressure on deposit pricing, funds migrated from lower to higher yielding savings and money market products within the Bank and to the Bank’s competitively priced time deposits.

Excluding the large severance payment in 2005, salaries expense is up by 11.6% when comparing 2006 to 2005. In addition to normal annual salary adjustments, the increase principally resulted from increases in lending and business development staff and staffing for the Bank’s new branches. Also adding to 2006 salary expense was $210,000 of stock-based compensation expense.

The Corporation continued its share repurchase program in 2006 and was able to purchase 65,505 shares, representing approximately 1.7% of total shares outstanding at the beginning of the year. This compares to 166,273 shares purchased in 2005, or 4.2% of total shares outstanding at the start of the year. The share repurchase program has historically enhanced earnings per share and return on average stockholders’ equity.

Without the share repurchase program, the decrease in earnings per share would have been four cents greater when comparing 2006 to 2005. The estimated contribution to earnings per share includes the full-year impact of the shares purchased in 2005 plus the pro rata impact of the shares purchased throughout 2006.

The inverted yield curve and competition for loans and deposits in the Bank’s market area will continue to exert pressure on the Bank’s earnings, as will additional investments in lending and business development staff needed to grow the franchise. Management believes that opening new branches and growing loans in a measured and disciplined manner, particularly commercial loans, will be key drivers of future deposit and earnings growth.

The Bank opened a full service branch in Merrick, Long Island in the fourth quarter of 2005 and opened its first “Select Service Banking Center” in Smithtown, Long Island in the fourth quarter of 2006. As a Select Service Banking Center, the Smithtown office serves the needs of both businesses and affluent consumers. This brings the Bank’s overall branch count to twenty-six. Management plans to continue opening branches in key markets on Long Island and in Manhattan.

BALANCE SHEET INFORMATION

	12/31/06	12/31/05
	(in thousands)

Total Assets	$954,166	$944,156

Net Loans	445,574	377,210

Investment Securities	456,438	518,397

Checking Deposits	321,524	307,842

Savings and Money Market Deposits	318,494	394,176

Time Deposits	184,779	85,993

Total Stockholders' Equity	95,561	90,698

INCOME STATEMENT INFORMATION

	Twelve Months Ended		Three Months Ended
	12/31/06	12/31/05	12/31/06	12/31/05
	(in thousands, except per share data)

Net Interest Income	$36,051	$35,263	$9,044	$9,084
Provision For Loan Losses	670	470	196	156

Net Interest Income After Loan
Loss Provision	35,381	34,793	8,848	8,928

Noninterest Income	5,298	5,818	830	768
Noninterest Expense	26,667	25,269	6,400	6,124

Income Before Income Taxes	14,012	15,342	3,278	3,572
Income Tax Expense	2,785	3,065	531	635

Net Income	$11,227	$12,277	$2,747	$2,937

Earnings Per Share:
Basic	$2.94	$3.14	$.72	$.76
Diluted	$2.90	$3.10	$.71	$.75

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934. Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe”. The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and therefore actual results could differ materially from those contemplated by the forward looking statements. In addition, the Corporation assumes no duty to update forward-looking statements.

For more detailed financial information please see the Corporation’s 2006 Form 10-K. The Form 10-K will be available on or before March 16, 2007 and can be obtained from our Finance Department located at 10 Glen Head Road, Glen Head, New York 11545, or you can access Form 10-K by going to our website at www.fnbli.com and clicking on “About Us”, then clicking on “SEC Filings”, and then clicking on “Corporate SEC Filings.”